Exhibit G

AUTOMATIC YRT AGREEMENT

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

MML BAY STATE LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

(hereinafter called the “Ceding Company”)

And

[REINSURER]

(hereinafter called the “Reinsurer”)

Effective Date: April 1, 2005

Coverage: Strategic Edge GUL With or Without the Variable Rider (GVUL)

Automatic YRT Agreement

Effective Date: April 1, 2005

Ceding Company:	MML Bay State Life Insurance Company
C.M. Life Insurance Company
Massachusetts Mutual Life Insurance Company

Reinsurer:

Accepted Coverages:	Life insurance on policies written by the Ceding Company on the plans cited in Schedule A – Accepted Coverages.

Effective Date:	April 1, 2005

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes, with respect to its subject, any prior oral or written agreements.

Commencing on the Effective Date, the Reinsurer shall provide reinsurance coverage to the Ceding Company subject to the provisions of this Agreement on the basis stated hereinafter in the attached Articles and Schedules. These Articles and Schedules, or parts thereof may be changed or modified upon written agreement between the Ceding Company and the Reinsurer.

Automatic YRT Agreement

Effective Date: April 1, 2005

IN WITNESS WHEREOF, the parties hereto execute this Agreement in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Date:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Date:

C.M. LIFE INSURANCE COMPANY

By:	Date:

MML BAY STATE LIFE INSURANCE COMPANY

By:	Date:

[REINSURER]

By:	Date:

Print name:

Title:

[REINSURER]
Witness:

By:	Date:

Print name:

Title:

Automatic YRT Agreement

Effective Date: April 1, 2005

Table of Contents

Article	Title	Page
I	Automatic and Facultative Reinsurance	5
II	Facultative Submission	5
III	Basis of Reinsurance	5
IV	Premiums, Payments and Reports	6
V	Expenses	7
VI	Premium Taxes	7
VII	DAC Tax Election	7
VIII	Experience Refunds	7
IX	Policy Changes	7
X	Increase in Retention	9
XI	Termination of Agreement with Respect to New Reinsurance	10
XII	Claims	10
XIII	Inspection of Records	12
XIV	Errors and Omissions	12
XV	Insolvency	12
XVI	Waivers and Amendments	13
XVII	Severability	13
XVIII	Gramm-Leach-Bliley Privacy Requirements	13
XIX	Notice	14
XX	Arbitration	15
XXI	Governing Law	15
XXII	Headings	15
XXIII	Parties to Agreement	15
XXIV	Agreement	15
XXV	Good Faith and Financial Solvency	16

Schedule	Title	Page
A	Accepted Coverages	17
B	Reinsurance Limits	18
C	Special Net Risk Calculations	19
D	Reinsurance Premium Rates	20
E	Reinsurance Reports	23
F-1	Underwriting Guidelines	25
F-2	Normal Underwriting Guidelines	26
G	DAC Tax Schedule	27
H	Rules for Determining Quota Share Percentages for GVUL	28
I	MassMutual GVUL Reinsurance Example

ARTICLE I: AUTOMATIC REINSURANCE

A.	The Ceding Company shall automatically cede to the Reinsurer reinsurance of that portion of individual life policies and supplemental benefits as specified in Schedule A – Accepted Coverages, and Schedule B – Reinsurance Limits, and the Reinsurer shall automatically accept such reinsurance that meets the following requirements:

1.	The Ceding Company has retained the Percentage of Participation listed in Schedule B – Reinsurance Limits up to the maximum limit of retention stated therein.

2.	The total amount does not exceed the automatic binding limits shown in Schedule B- Reinsurance Limits.

3.	The amount per issue does not exceed the Issue Limit shown in Schedule B- Reinsurance Limits.

4.	If the certificates are listed on a guaranteed issue basis they must meet the parameters listed in Schedule F- Underwriting Guidelines.

5.	The plans and riders which are listed in Schedule A – Accepted Coverages.

6.	The risk is a resident of the United States, Canada, Puerto Rico or Guam, or qualifies under the Guaranteed Issue Guidelines listed in Schedule F – Underwriting Guidelines.

B.	Reinsurance that may not be ceded automatically according to the provisions stated in Paragraph A of this Article, may be submitted to other reinsurers for facultative consideration. The Reinsurer does not accept facultative reinsurance.

C.	The liability of the Reinsurer for automatically ceded reinsurance shall commence simultaneously with that of the Ceding Company. The liability of the Reinsurer for reinsurance ceded automatically shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports or Article X – Increase in Retention.

ARTICLE II: FACULTATIVE SUBMISSION

The Reinsurer does not accept facultative reinsurance.

ARTICLE III: BASIS OF REINSURANCE

A.	Life insurance shall be reinsured on a YRT basis for the net amount at risk under the policy reinsured. The Reinsurer shall hold, and the Ceding Company shall take credit for, an unearned premium reserve on a basis using the 1980 CSO Ultimate Mortality table and the prevailing statutory interest rate as a basis.

B.	For the purpose of this Agreement, except as noted below, the net amount at risk shall be calculated as the death benefit less policy account value.

C.	The amount at risk may be determined using actual cash values, account values, tabular values, or by other methods agreeable to the Ceding Company and the Reinsurer. Schedule C – Special Net Risk Calculations defines special methods for calculating the net amount at risk different from B of this Article.

ARTICLE IV: PREMIUMS, PAYMENTS AND REPORTS

A.	Premiums are payable monthly in advance on a variable net risk method for each reinsurance cession. However, the Ceding Company may choose to continue to pay its premium on an annual basis in advance and make appropriate financial accounting adjustments that may be required to properly reflect the change to a monthly payment mode. Such accounting adjustments must comply with generally acceptable accounting principles. Such payment for policies with anniversaries in any calendar month shall accompany the monthly statement as provided in this Article. Premiums shall be calculated by applying the premium rates per thousand to the net amount at risk as described in Article III – Basis of Reinsurance. The premium rates per thousand are those specified in Schedule D – Reinsurance Premium Rates. The rates in Schedule D – Reinsurance Premium Rates, shall apply to both automatic and facultative reinsurance.

B.	Reinsurer may increase the reinsurance premium only if the Reinsurer currently increases the reinsurance rates for all business for which the rates are not fully guaranteed. The maximum reinsurance premiums are equal to the statutory valuation net premium but not greater than $ per of net amount at risk. If the Reinsurer does increase reinsurance premium rates in accordance with this paragraph, then the Ceding Company shall be able to recapture inforce business with notice to the reinsurer and regardless of the length of time the policy has been inforce.

C.	At the end of each reporting period the Ceding Company shall prepare and send to the Reinsurer a statement, in substantial accord with Schedule E – Reinsurance Reports, reporting reinsurance premiums due on each new risk and for renewals of policies whose anniversary date falls within the reporting period. Any premium adjustments and refunds due because of terminations, reinstatements, reissues and other changes during the reporting period shall also be listed. The reporting period is stated in Schedule E – Reinsurance Reports. New reinsurance shall be reported on the report next following the time that the reinsured policy has been reported as delivered and paid for.

D.	The statement shall be furnished to the Reinsurer within ( ) days after the end of each reporting period and shall be accompanied by payment of any net amount due the Reinsurer as shown on the statement. If any reinsurance premium is not paid within the allotted time, the Reinsurer has the right to terminate its liability on the reinsurance risks on the statement by giving ( ) days written notice to the Ceding Company. At the close of the ( ) day period following the notice, the Reinsurer’s liability shall terminate for the aforementioned risks. Regardless of these terminations, the Ceding Company shall be liable to the Reinsurer for all unpaid reinsurance premiums earned by them. The Ceding Company agrees that it shall not force termination under the provisions of the paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

E.	Terminated risks may be reinstated within ( ) days after the effective date of termination by paying in full all of the unpaid reinsurance premiums for the risks inforce prior to the termination. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the date on which the Reinsurer receives all required back premiums, if any.

ARTICLE IV: PREMIUMS, PAYMENTS AND REPORTS

(Continued)

F.	The Ceding Company or the Reinsurer may exercise at any time the right to offset any undisputed debts or credits, liquidated or unliquidated, whether on account of premiums or otherwise, due from either party and their affiliates to the other under this Agreement.

ARTICLE V: EXPENSES

The Ceding Company shall pay the expenses of all medical examinations, inspection fees, and other charges incurred in connection with the issuance of the insurance.

ARTICLE VI: PREMIUM TAXES

The Reinsurer shall not reimburse the Ceding Company for any premium taxes.

ARTICLE VII: DAC TAX ELECTION

The Ceding Company and the Reinsurer make an election pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, and agree to the terms stipulated in Schedule G – DAC Tax Schedule.

ARTICLE VIII: EXPERIENCE REFUNDS

Reinsurance under this Agreement shall not be eligible for an experience refund.

ARTICLE IX: POLICY CHANGES

A.	The Ceding Company shall notify the Reinsurer of all policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums on such terminations or changes shall be refunded.

B.	If any portion of the Ceding Company’s insurance risk is terminated, the reinsurance shall be reduced by a proportionate amount. If there are other reinsurers, each one shall share in the reduction according to its proportion of the total reinsurance.

C.	If a policy reinsured under this Agreement lapses to extended term or paid-up insurance, the Reinsurer shall share in an adjustment in the amount of reinsurance on the policy in the same proportion as the reinsurance amount had to the insurance amount immediately prior to the policy lapsing.

D.

If a portion of the insurance issued by the Ceding Company on a life reinsured hereunder is terminated, reinsurance on that life hereunder shall be reduced so as to restore, as far as possible, the retention level of the Ceding Company on the risk, provided, however, that

ARTICLE IX: POLICY CHANGES

(Continued)

the Ceding Company shall not assume on any policy being adjusted as provided in this Article an amount of insurance in excess of the greater of (1) its retention limit at the time of issue of that policy, and (2) the retention limit of that policy as already adjusted by the provisions of Article X – Increase in Retention. The reduction in reinsurance shall first be applied to the reinsurance, if any, of the specific policy under which insurance terminated. The reinsurance of the Reinsurer shall be reduced by an amount which is in the same proportion of the amount of reduction so applied as the reinsurance of the Reinsurer bore to the total reinsurance of the policy. The balance, if any, of the reduction shall be applied to reinsurance of other policies on the life, the further reduction, if any, in the reinsurance of the Reinsurer again being determined on a proportional basis and shall be applied to policies in chronological order according to original policy dates.

E.	Reinsurance shall be terminated on any policy where the net amount at risk reinsured is less than $ , rounded to the nearest dollar.

F.	Reinsurance shall be reinstated automatically if the original insurance is reinstated according to the policy provisions and rules of the Ceding Company. The Ceding Company shall pay all back reinsurance premiums to the Reinsurer in the same manner as it received insurance premiums under the reinstated policy.

G.	Term renewals, term conversions or other contractual or non-contractual replacements or any such changes in the insurance reinsured under this Agreement, shall, for the purposes of this Agreement, be categorized as a conversion or an exchange.

1.	Conversions

The term “conversion” shall be defined as 1) the change of a term or permanent product reinsured under this Agreement into a permanent product without underwriting at the time the change occurs or 2) the change of a term product into another term product without underwriting at the time the change occurs.

a.	Straight Conversions

Conversions that are not increased in face amount at the time of conversion shall continue to be reinsured on a point-in-scale basis under this Agreement except for conversions into joint life products, which shall not be reinsured under this Agreement.

b.	Conversions with Increases

Conversions that are increased in face amount at the time of conversion shall continue to be reinsured on a point-in-scale basis under this Agreement except for conversions into joint life products which shall not be reinsured under this Agreement provided, however, that in regard to conversions with increases in face amount the amount of the increase shall not be reinsured under this Agreement.

ARTICLE IX: POLICY CHANGES

(Continued)

2.	Exchanges

The term “exchange” shall be defined as 1) the change of a term product reinsured under this Agreement into another term product with new underwriting at the time the change occurs, or 2) the change of a permanent product reinsured under this Agreement into a permanent product with new underwriting at the time the change occurs. Exchanges (including exchanges into joint life products when one life is not underwritten) shall not be reinsured under this Agreement.

H.	Unearned reinsurance premiums on terminations or changes shall be refunded to the Ceding Company. The premium payable to the Reinsurer or premium refunds due to the Ceding Company shall be based on the exact number of days of effective insurance coverage upon termination or other change.

I	If the policy continues inforce without payment of premium during any days of grace pending its surrender, whether such continuance be as a result of a policy provision or a practice of the Ceding Company, the reinsurance shall also continue without payment of premium and shall terminate on the same date as the Ceding Company’s risk terminates.

ARTICLE X: INCREASE IN RETENTION AT ONE LOCATION

A.	If at any time, the Ceding Company changes its established retention limits for this business, as shown in Schedule B – Reinsurance Limits, written notice of the change will promptly be given to the Reinsurer.

B.	The Ceding Company may apply the new limits of retention to existing reinsurance and change its Participation Percentage on reinsurance in force in accordance with the following rules and according to the provision in Schedule B– Reinsurance Limits.

1.	Ceding Company’s Participation Percentage will start at % if ( ) reinsurers are included in any one case, and likewise will start at % if ( ) reinsurers are involved in any one case. For ages and up and non US lives, add % to the above Participation Percentages. There will be reinsurers whenever a client net amount at risk at any one location exceeds , otherwise there will be reinsurers.

2.	The Ceding Company’s initial Participation Percentage in either situation described in section (1) will be adjusted based on SCHEDULE I: RULES FOR DETERMINING QSP’s FOR GVUL, and SCHEDULE J: MASSMUTUAL GVUL REINSURANCE EXAMPLE. SCHEDULE J indicates an example for ( ) reinsurers, the same principles will apply should there be ( ) reinsurers.

3.	The change in Participation Percentage will become effective on the policy anniversary date.

4.	The new Participation Percentage must apply to all business for a given client reinsured under this Agreement to the extent that their concentration maximum at one location has not been breached.

ARTICLE XI: TERMINATION OF AGREEMENT WITH RESPECT TO NEW

REINSURANCE

A.	This Agreement may be terminated with respect to new reinsurance by either party giving written notice to the other at least one hundred and fifty (150) days prior to the date such termination shall become effective, except as specified in Article IV – Premiums, Payments and Reports, and Article IX – Policy Changes.

B.	The termination shall become effective on the date specified in the written notice, but not less than one hundred and fifty (150) days after written notice is given.

C.	The Ceding Company shall continue to submit, and the Reinsurer shall continue to accept business under the provisions of this Agreement, during the period between the date of written notice and the effective date of termination.

D.	The provisions of this Agreement shall continue to apply after the effective date of termination to all reinsurance that is inforce under this Agreement on the effective date of termination.

E.	Either party may terminate this Agreement immediately for the acceptance of new reinsurance if the other party materially breaches this Agreement.

ARTICLE XII: CLAIMS

A.	If there is a claim for death benefits on a reinsured risk, hereunder, the Ceding Company shall send to the Reinsurer copies of the proofs of claim, and any other information the Ceding Company may possess pertinent to the claim that the Reinsurer may request.

B.	The Reinsurer upon receipt of the claim papers shall make payment in settlement of the reinsurance under a claim approved and paid by the Ceding Company for a reinsured risk hereunder. The settlement made by the Ceding Company shall be unconditionally binding upon the Reinsurer whether or not the claim payment is made under the strict policy conditions or compromised for a lesser amount.

C.	The Reinsurer shall be consulted before admission or acknowledgement of the liability is made by the Ceding Company. However, such consultation shall not impair the Ceding Company’s freedom to determine the proper action on the claim and the settlement made by the Ceding Company shall still be unconditionally binding on the Reinsurer except that the Reinsurer may decline to be party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Ceding Company. In such case, the Reinsurer shall not share in any expense involved in such contest, compromise, or litigation, nor in any reduction in claim resulting therefrom.

D.	If a claim is contested or denied, the Ceding Company will notify all reinsurers and provide the claim file to each reinsurer. The Reinsurer must make a concerted effort to respond with the final claims decision regarding contestable claims within business days from the business day in which the claims information was sent from the Ceding Company.

ARTICLE XII: CLAIMS

(Continued)

E.	The Reinsurer may decline to be a party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Ceding Company. In such case, the Reinsurer shall not share in any expense involved in such contest, compromise, or litigation, or in any reduction in claim resulting therefrom.

F.	If the Reinsurer has elected to join a contest or compromise of a claim, the Reinsurer shall share in the expense of such contest or compromise of the claim in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net amount at risk of the Ceding Company under all policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. Routine expenses incurred in the normal settlement of uncontested claim, compensation of salaried officers and employees of the Ceding Company and any possible extra-contractual damages shall not be considered claim expenses.

G.	In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Ceding Company and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such policy.

H.	The Reinsurer shall reimburse the Ceding Company for its proportionate share of any interest paid on claims by the Ceding Company. Interest shall be calculated from the date of death to the date of remittance to the beneficiary, or if the claim proceeds go under settlement option, from the date of death to the date of the Reinsurer’s remittance to the Ceding Company. Adjustment to reinsurance premiums in such case shall be made without interest.

I.	On claims paid by the Reinsurer, if the period of time between when the Ceding Company notified the Reinsurer that it paid the claim and the date that the Reinsurer reimburses the Ceding Company exceeds ( ) , the Ceding Company reserves the right to charge interest (at the prime rate published in the Eastern Edition of the Wall Street Journal on the date the Ceding Company pays the claim) from the day the Ceding Company notified the Reinsurer that it paid the claim to the day the Reinsurers reimburses the Ceding Company.

J.	Reinsurer shall pay its share of ECO (extra contractual damages or obligations) if it agreed to participate in the contested claim and agreed in advance and in writing to the act or omission that resulted in the award.

ARTICLE XIII: INSPECTION OF RECORDS

Upon reasonable notice, and at all reasonable times, the Reinsurer and the Ceding Company each shall have the right to inspect and audit, at the offices of the other, all records and procedures relating to reinsurance under this Agreement.

ARTICLE XIV: ERRORS AND OMISSIONS

It is expressly understood and agreed that if an unintentional oversight, misunderstanding, or error is made in the administration of this Agreement, or there is any failure to comply with any terms of this Agreement by either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had no such error or oversight occurred. Should it not be possible to restore both parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses.

ARTICLE XV: INSOLVENCY

A.	In the event of insolvency of the Ceding Company, the Reinsurer’s liability for claims shall continue to be in accordance with the terms of this Agreement. Payment of reinsurance claims shall be made directly to the liquidator, receiver or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

B.	In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor shall give the Reinsurer written notice of any pending claim and the Reinsurer may, at its own expense, investigate the claim and interpose any defense which it deems available to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense undertaken by the Reinsurer, an equitable share of the expenses incurred by the Reinsurer shall be chargeable to the Ceding Company as a part of the expense of liquidation.

C.	In the event of insolvency of the Reinsurer, the Ceding Company may, at its option, terminate reinsurance under this Agreement as of the date concurrent with or subsequent to the event of insolvency. Written notice of such termination and the date shall be given to the Reinsurer by the Ceding Company. For the purpose of this Agreement, the Reinsurer shall be considered insolvent when it:

1.	As a result of a liquidation or similar proceeding, applies for or consents to the appointment of a receiver, trustee, or liquidator of its properties or assets; or

2.	Is adjudicated as bankrupt or insolvent; or

3.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or utilizes any bankruptcy, dissolution, liquidation, or similar law or statute; or

4.	Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Ceding Company or Reinsurer, as appropriate.

D.	Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement or with respect to any other claim of one party against the other are considered mutual debts or credits, and shall be offset, and only the balance shall be allowed or paid.

ARTICLE XVI: WAIVERS AND AMENDMENTS

Any term or condition of this Agreement may be waived at any time by the party that is entitled to its benefit. Such a waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other term or condition on a future occasion.

ARTICLE XVII: SEVERABILITY

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the parties under this Agreement shall not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid or unenforceable provisions or by its severance from this Agreement.

ARTICLE XVIII: GRAMM-LEACH-BLILEY PRIVACY REQUIREMENTS

The Parties may, from time to time, come into possession of “non-public personal information” as defined in Title V of the Gramm-Leach-Bliley Act. The “non-public personal information” may be transmitted by either the Ceding Company or Reinsurer to the other in accordance with the transmitting party’s then current privacy policy and practices, in order to allow the other party to perform pursuant to this Agreement. During the continuation of this Agreement and after its termination, the Ceding Company or Reinsurer shall at all times use reasonable care to maintain the confidentiality of the “non-public personal information” and shall not make any use of the “non-public personal information” beyond the purpose for which it was disclosed. The Ceding Company and Reinsurer agree that they shall not transfer information to a third party, except as provided in this Agreement and as permitted by applicable provisions of Title V of the Gramm-Leach-Bliley Act, such permission including, but not limited to, disclosure of Information if required by applicable federal, state or local legal requirement, order of a court of competent jurisdiction, properly authorized civil, criminal or regulatory investigation, or subpoena by federal, state or local authorities. The Ceding Company and Reinsurer agree that the Reinsurer may need to transfer “non-public personal information” to third party reinsurers for the purpose of obtaining reinsurance on risks subject to this Agreement. The Reinsurer shall take reasonable measures to ensure that any such third party reinsurers use reasonable care to maintain the confidentiality of the “non-public personal information”.

ARTICLE XIX: NOTICE

Any notice and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) mailed by United States registered or certified mail, return receipt requested, or mailed by overnight express mail, (ii) sent by facsimile transmission, followed by confirmation mailed by first class mail or overnight express mail, or (iii) delivered in person to the parties at the following addresses:

If to the Ceding Company:

MML Bay State Life Insurance Company

140 Garden Street

Hartford, CT 06154

Attention: Reinsurance Officer

C.M. Life Insurance Company

140 Garden Street

Hartford, CT 06154

Attention: Reinsurance Officer

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Reinsurance Officer

If to the Reinsurer:

Attention:

Either party may change the names or addresses where notice is given by providing notice to the other party of such change in accordance with this Section.

ARTICLE XX: ARBITRATION

A.	To initiate arbitration, either party shall notify the other party by Certified Mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within thirty (30) days of its receipt.

B.	Any interpretation of this Agreement shall be based on business practices of the life insurance and life reinsurance industries and equity rather than strict law.

C.	Disagreements between the Ceding Company and the Reinsurer shall be submitted to three arbitrators who must be present or former officers of other life insurance or life reinsurance companies. The Reinsurer and the Ceding Company shall each appoint one arbitrator and the third shall be selected by these two arbitrators. In the event that either contracting company should fail to choose an arbitrator within thirty (30) days after the other contracting company has given notice of its arbitrator appointment, that contracting company may choose two arbitrators who shall, in turn, choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty (30) days following their appointment, each arbitrator shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

D.	Issues shall be decided by a majority of the votes of the arbitrators and there can be no appeal from their written decision. The cost of the arbitration shall be borne by the losing party unless the arbitrators decide otherwise.

ARTICLE XXI: GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Massachusetts.

ARTICLE XXII: HEADINGS

The headings to this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

ARTICLE XXIII: PARTIES TO AGREEMENT

This Agreement is for indemnity reinsurance solely between the Ceding Company and the Reinsurer.

ARTICLE XXIV: AGREEMENT

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes any prior oral or written agreements with respect to its subject. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

ARTICLE XXV: GOOD FAITH AND FINANCIAL SOLVENCY

This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties, their representatives, successors, and assigns.

SCHEDULE A: ACCEPTED COVERAGES

Issuing Companies: Policies issued by the MML Bay State Life Insurance Company of Hartford, Connecticut, C.M. Life Insurance Company of Hartford, Connecticut, or Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, may be reinsured under this Agreement.

Type of Business: Life insurance only. Supplemental benefits, including Accidental Death Benefits and Disability Waiver of Premium, shall not be reinsured under this Agreement.

Plans of Insurance: Strategic Edge Group Universal Life (GUL) with or without the variable rider (GVUL).

Eligible Policies: Strategic Edge GUL/GVUL on new lives issued on or after April 1, 2005 including business from New York, Washington DC and other areas.

Recapture: Once the election to recapture is made by the Ceding Company, all policies eligible for recapture shall be recaptured. In no case shall the Ceding Company be forced to recapture amounts which are in excess of its then current retention limit. The Ceding Company may, at its election, increase its retention ranging from         % to         % on or after the              (    ) policy anniversary or any time after the Reinsurer’s Total Adjusted Capital drops beneath         % of the Authorized Control Level RBC for              consecutive             , if sooner. To elect recapture, the Ceding Company must provide written notice to the Reinsurer at least              (     ) days in advance stating its intention to recapture.

Lead Underwriting Reinsurer:                      Company shall be the Lead Underwriting Reinsurer for all business issued under this Agreement.

Duties and function of the Lead Underwriting Reinsurer:

In the circumstance that an individual case deviation from the guidelines in the underwriting manual occurs, the Lead Underwriting Reinsurer’s approval is the deciding factor in determining the acceptance of each deviation, and the Reinsurer in this Agreement must follow the Lead Underwriting Reinsurer’s decision.

In the circumstance that the underwriting manual is modified, either in whole or in part, any such modification will be reviewed with and approved by the Reinsurer of this Agreement and all pool members. The Reinsurer may accept the modification by an amendment to this Agreement.

SCHEDULE B: REINSURANCE LIMITS

Basis of Reinsurance: Ceding Company will retain              percent (    %)* at any              location if              (    ) reinsurers are included on the case, and likewise will retain (    %)** if              (    ) reinsurers are involved in any one case; however, if all reinsurers have reached the limit of their capacity at any one location, Ceding Company will retain the balance. The Ceding Company shall have a minimum retention percentage of     %. Ceding Company will retain              percent (    %)* at any one location. Reinsurer’s percentage share starts at     %, can be higher or lower depending on other reinsurers’ shares, capacities at any one location, and the hierarchy as described in Schedule I: MassMutual GVUL Reinsurance Example. The actual calculation of the Reinsurer’s Participation Percentage is based on the explanation in Schedule H: Rules for Determining QSP’s in GVUL, and Schedule I: MassMutual GVUL Reinsurance Example. In Schedule I, Reinsurer would be Company             . Reinsurer’s percentage will be re-calculated annually on the policy anniversary to ensure that the Reinsurer receives a total risk amount equal to and not to exceed the Concentration Limits seen in the table below. The calculated share will be effective for the entire policy year and will be applied for each location.

*	% for age and later and also for non US lives

**	% for age and later and also for non US lives

Ceding Company’s Retention At One Location: $                    , but if no other reinsurance is available, by default the Ceding Company will need to exceed that amount in this instance.

Issue Ages:

Underwriting type	Issue Ages
GI and SI	18-65
SI	66-70
Full Underwriting	71-75

Concentration Limits: as used in the agreement and in Table 1 below, the maximum amount of available capacity at one location.

TABLE 1

Automatic
$

$

With Reinsurer approval

$

All other	$

SCHEDULE C: SPECIAL NET RISK CALCULATIONS

1.	For the Ceding Company’s Universal Life type and Variable Life type plans, the net amount of risk (as appropriately calculated) shall be the less the policy account value.

2.	The methods of calculating the net amount at risk described above may not be appropriate under a given plan of insurance. In such cases, the net amount at risk shall be a method that is mutually agreeable to both parties.

SCHEDULE D: REINSURANCE PREMIUM RATES

Premiums:

The premium rates per                  of reinsurance net amount at risk for all years shall be the following percentages times the Base Rate Table (attached below) for males and females as appropriate (age last birthday):

Nonsmoker	%
Smoker	%
Unismoker	%

The premium shall be the rate per thousand times the reinsurance net amount at risk.

Policy Fees:

No policy fees shall be paid under this Agreement.

Base Rate Table

Base Rate Table: the following table will be used as the base rate table. This table will be multiplied by the appropriate pay percentages listed in Schedule D to create the appropriate reinsurance premium rates.

For Unismoke and Unisex rates, the rates in the Base Rate Table will be blended         % /         % for Nonsmoker / Smoker and         % /         % for Male / Female.

Base Rate Table		Monthly Rate Per $ of Amount at Risk
Attained Age	Male Non-Smoker	Male Smoker	Female Non-Smoker	Female Smoker
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58

59
60
61
62
63
64
65
66
67
68
69
70
71
72
73
74
75
76
77
78
79
80
81
82
83
84
85
86
87
88
89
90
91
92
93
94
95
96
97
98

SCHEDULE E: REINSURANCE REPORTS

Reinsurance shall be self-administered by the Ceding Company. The Ceding Company shall maintain up-to-date records on business under the Agreement for reporting new issues, renewals, deaths, lapses and other adjustments on each reinsured policy or rider and shall provide reports to the Reinsurer subsequent to the close of each reporting period. The reporting period shall be monthly. The reports shall consist of sufficient detail for the Reinsurer to determine its amount of risk on reinsured policies and riders and to verify reinsurance premiums. Reports provided shall be the following:

Bordereau Detail Reports:

New business and change reports shall be provided to the Reinsurer on a bordereau basis and include the following items:

Policy Number	Joint Life Information
Name of the Insured	Policy Face Amount
Sex	Reinsurance Amount(s) Issued
Date of Birth	Retained Amount
Issue Age	Reinsurance Net Amount at Risk
Policy Date	Death Benefit Option
Policy Year	Reinsurance Premiums
Policy Duration	Reinsurance Commission or Allowances
Transaction Type*	Policy Fee
Transaction Effective Date	Premium Taxes Reimbursed
Table Rating	Cash Values Reimbursed
Flat Extra Amount and Duration	Dividends Reimbursed
Plan Name or Code	Net Amount due the Reinsurer or the Ceding Co.
Underwriting Classification

*	Transaction codes may be used to identify policy activity affecting reinsurance including new reinsurance issued, continuation of coverage, and policy movements or changes such as:

Not Takens	Decrease in Amount
Surrender	Cancellation of Reinsurance
Lapse	Recapture
Reinstatement	Death
Conversion	Expiration
Exchange	Other Changes
Increase in Amount

Separate listings shall be provided for new issues, renewals, terminations, and other adjustments.

SCHEDULE E: REINSURANCE REPORTS

(Continued)

Summary Reports

Summary reports shall be provided to the Reinsurer, which include appropriate subtotals and totals of premiums, commissions and allowances, and premium tax by reporting category and in total. Policy exhibit summaries shall also be provided to the Reinsurer showing the reinsured amounts at the beginning of the reporting period, any increases, decreases and terminations during the reporting period, and the reinsured amounts at the end of the reporting period.

Electronic Reporting

The Reinsurer may request receipt of reinsurance data from the Ceding Company via an electronic medium (magnetic tape, magnetic disk, or electronic data interchange) as shall be available to the Ceding Company. Monthly transaction data and quarterly inforce data is currently available on magnetic tape cartridges.

Note:	The detail and summary reports and the electronic forms shall be in either the standard TAI Reinsurance format or a modified TAI Reinsurance format. These formats shall be made available to the Reinsurer. Any changes to the format shall be communicated to the Reinsurer.

SCHEDULE F - 1:                 UNDERWRITING PROPOSAL

SCHEDULE F-2: NORMAL GVUL UNDERWRITING GUIDELINES

Large Corporate Markets

Strategic Edge Case Underwriting Procedures

Background

This document summarizes the current practices for underwriting cases proposed for placement into the Strategic Edge GUL / GVUL product. These procedures reflect the current reinsurance agreement with [Reinsurer].

Types of Cases

Rate Philosophy

The Process

The underwriting process consists of the following steps:

SCHEDULE G: DAC TAX SCHEDULE

Treasury Regulation Section 1.848-2 (g) (8) Election. The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the execution date of the treaty and for all subsequent taxable years for which this Agreement remains in effect.

1.	The term “party” shall refer to either the CEDING COMPANY or the REINSURER as appropriate.

2.	The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect December 1992.

3.	The party with the net positive consideration (or gross premiums and other considerations as applicable) for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions’ limitation of Section 848 (c) of the Internal Revenue Code of 1986, as amended.

4.	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.	The CEDING COMPANY shall submit a schedule to the REINSURER by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY shall report such net consideration in its tax return for the preceding calendar year.

6.	The REINSURER may contest such calculation by providing an alternative calculation to the CEDING COMPANY in writing within ( ) days of the REINSURER’s receipt of the CEDING COMPANY’s calculation. If the REINSURER does not so notify the CEDING COMPANY, the REINSURER shall report the net consideration as determined by the CEDING COMPANY in the REINSURER’s tax return for the previous calendar year.

7.	If the REINSURER contests the CEDING COMPANY’s calculation of the net consideration, the parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternative calculation. If the CEDING COMPANY and the REINSURER reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

8.	The parties shall list the Agreement on the DAC Tax Schedule of their Federal Income Tax Return for the year in which the Agreement becomes effective, thereby specifying that the joint election herein has been made for the Reinsurance Agreement of which this Schedule is a part.

SCHEDULE H: Rules for Determining Quota Share Percentages (QSP’s) for GVUL